Exhibit 2.2

Execution Version

AMENDMENT TO

MERGER AGREEMENT

This AMENDMENT, dated as of October 20, 2022 (this “Amendment”), is made by and among SilverSun Technologies, Inc., a Delaware corporation (“Parent”), Rhodium Enterprises Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub I”), Rhodium Enterprises Acquisition LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub II” and together with Parent and Merger Sub I, the “Parent Entities”), and Rhodium Enterprises, Inc., a Delaware corporation (the “Company”, and collectively with the Parent Entities, the “Parties”), to that certain Agreement and Plan of Merger, dated as of September 29, 2022 (the “Merger Agreement”), by and among the Parties.

WITNESSETH:

WHEREAS, in accordance with Section 8.08 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed by the Parent Entities and the Company; and

WHEREAS, each of the Parent Entities and the Company desire to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the Parent Entities and the Company agree as follows:

1. Section 2.01(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

(a)	The Parties agree that it is the Parties’ intent that, upon consummation of the Transactions, the Parent legacy stockholders and option holders will retain approximately 6.22% of the Parent Class A Common Stock (on a fully diluted basis but excluding the Parent Class B Common Stock) and the Company legacy stockholders and equity holders will receive approximately 93.78% of the Parent Class A Common Stock (on a fully diluted basis but excluding the Parent Class B Common Stock) and 100% of the Parent Class B Common Stock, in each case, in accordance with the terms of this Agreement. Accordingly, the Parties agree that for all purposes of this Agreement: (i) the agreed pro forma net equity value of Parent after giving effect to the Mergers is $671,875,175 (the “Pro Forma Valuation”), (ii) based on such Pro Forma Valuation the agreed value of the consideration to be received by the Company legacy stockholders and equity holders is $650,375,173 (the “Rhodium Valuation”), and (iii) the Company SAFEs shall receive Parent Class A Common Stock at the First Effective Time based on the Rhodium Valuation. It is further agreed that the Parent legacy stockholders and option holders shall hold Parent Class A Common Stock with a value, based on the Pro Forma Valuation, no less than 3.2% of the Pro Forma Valuation at Closing, as confirmed in Section 2.01(a) of the Company Disclosure Schedule.

2. Section 2.05(c) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

(c)	Illustrative Example Calculations. Below is an illustration of how the Company SAFE Merger Consideration is calculated. The final amount of Company SAFE Merger Consideration issued to each Company SAFE Holder may be adjusted in connection with any reorganizational steps taken by the Company or Parent in connection with the Mergers, including for any reclassification, recapitalization, stock split (including reverse stock split), subdivision, combination, exchange, or readjustment of shares or similar transaction, or any stock dividend or distribution paid in stock. The calculations below are being provided for illustrative purposes only and the actual amount of Company SAFE Merger Consideration issued to each Company SAFE Holder at Closing could differ materially from those expressed in the following:

i.	Example 1: Assuming (x) (i) there are 353,791,521 shares of Company Class A Common Stock and Company Class B Common Stock outstanding immediately prior to Closing, on a fully diluted and as-converted basis and assuming, without limitation or duplication, the (A) settlement or exercise (as applicable) of all Company RSUs, Company SAFEs and Company Warrants, in each case outstanding immediately prior to the Frist Effective Time, (B) the implementation of the Up-C structure so that the outstanding shares of Company Class A Common Stock and Company Class B Common Stock match on a one for one basis the units outstanding of Rhodium Technologies, and (C) the issuance of shares of Company common stock held by the Company’s board advisors (“Illustrative Company Outstanding Shares”), (ii) there are 5,294,597 shares of Parent Common Stock and Parent Series A Preferred Stock as of immediately prior to the Closing, on a fully diluted and as-converted basis and assuming, without limitation or duplication, the (A) exercise of all Parent Stock Options outstanding as of immediately prior to the First Effective Time (whether such Parent Stock Option is in-the-money or out-of-the-money), and (B) the issuance of shares of Parent Common Stock in respect of all options, warrants or rights to receive such shares that will be outstanding immediately after the First Effective Time and, in each case, on a post-Reverse Stock Split basis (the “Illustrative Parent Outstanding Shares”), (iii) the Rhodium Valuation is equal to $650,375,173, (iv) the Pro Forma Valuation is equal to $671,875,175 and (v) the aggregate Purchase Amount under the Company SAFEs is equal to $86,925,341, then (y) the price per share implied by the Rhodium Valuation is $4.06, the Class A Exchange Ratio (calculated in accordance with the terms of this Agreement) would be 0.452700446, and the Company SAFE Merger Consideration would equal 21,406,304 shares of Parent Class A Common Stock, which would represent 12.94% of the Parent Common Stock post-Closing with an aggregate value of $86,925,514 under the price per share implied by the Rhodium Valuation.

ii.	Example 2: Assuming (x) the numbers in part (x) of the example above are unchanged other than that prior to Closing there is a 10-for-1 reverse stock split of the Parent Class A Common Stock, such that number of Illustrative Parent Outstanding Shares is equal to 529,459 then (y) the Class A Exchange Ratio (calculated in accordance with the terms of this Agreement) would be 0.045270045, and the Company SAFE Merger Consideration would equal 2,140,630 shares of Parent Class A Common Stock, which would represent 12.94% of the Parent Common Stock post-Closing.

3. Section 5.23 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

Section 5.23 Post-Closing REI Integration. As soon as practicable following the Closing, (a) Parent shall form a new Delaware corporation that is a wholly owned subsidiary of Parent (“New CCDC”), (b) Parent shall contribute its equity interests in Critical Cyber Defense Corp., a Nevada corporation and wholly owned subsidiary of Parent (“CCDC”), to New CCDC, (c) Parent shall convert CCDC into a Delaware limited liability company, and (d) following such conversion, New CCDC shall contribute all of its assets and liabilities, including the equity interests in CCDC, to Rhodium Technologies in exchange for units in Rhodium Technologies (the “Post-Closing REI Integration”).

4. Section 8.01(g)(iii)-(iv) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

(iii) “Post-Closing Company Class A Shares” means the quotient obtained by dividing (A) the Post-Closing Parent Class A Shares by (B) 93.78323200541360000%.

(iv) “Post-Closing Parent Class A Shares” means the product obtained by multiplying (A) the Parent Outstanding Shares by (B) 6.21676799458641000%.

5. Except as expressly amended or modified hereby, the terms and conditions of the Merger Agreement shall continue in full force and effect among the Parties. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound by this Amendment.

6. All capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Merger Agreement. Each reference to “this Agreement” and each other similar reference contained in the Agreement shall, after this Amendment becomes effective, refer to the Merger Agreement as amended by this Amendment.

7. This Amendment may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (.pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

8. The provisions of Article 8 of the Merger Agreement are incorporated by reference, mutatis mutandis, as if set forth in full in this Amendment.

9. Each party to this Amendment represents and warrants that it has obtained all corporate, board and other approvals necessary to execute and deliver this Amendment and for this Amendment to be effective.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

PARENT

SilverSun Technologies, Inc.

By:	/s/ Mark Meller
Name:	Mark Meller
Title:	Chief Executive Officer

MERGER SUB I

Rhodium Enterprises Acquisition Corp.

By:	/s/ Mark Meller
Name:	Mark Meller
Title:	Chief Executive Officer

MERGER SUB II

Rhodium Enterprises Acquisition LLC

By:	/s/ Mark Meller
Name:	Mark Meller
Title:	Chief Executive Officer

Signature Page to Amendment to Merger Agreement

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

COMPANY

Rhodium Enterprises, Inc.

By:	/s/ Chase Blackmon
Name:	Chase Blackmon
Title:	Chief Executive Officer

Signature Page to Amendment to Merger Agreement